Exhibit 10.4

                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT is made and entered into this 29th day of March, 1999, by and between MARTIN L. VAUGHAN, III, an individual residing in Deland, Florida (the "Executive"), and HILB, ROGAL AND HAMILTON COMPANY, a Virginia corporation with corporate offices located at 4235 Innslake Drive, Glen Allen, Virginia (the "Company").

         WHEREAS, the Company and the Executive, among others, have entered into that certain Stock Purchase Agreement of even date herewith (the "Stock Purchase Agreement"), pursuant to which the Company acquired all of the capital stock of American Phoenix Corporation from PM Holdings, Inc. and the Executive; and

         WHEREAS, upon the closing of the transactions contemplated by the Stock Purchase Agreement, the Board of Directors of the Company (the "Board") desires that the Company employ the Executive as the Chief Operating Officer of the Company, and the Executive desires to accept such position with the Company, all on the terms and subject to the conditions set forth herein;

         NOW,  THEREFORE,   in  consideration  of  the  premises  and  covenants
contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

I.       Term Of Employment.

         (A) The term of the employment of the Executive under this Agreement shall commence on the date of the closing of the transactions contemplated by the Stock Purchase Agreement, and shall continue thereafter for a three (3) year period. Notwithstanding anything in this Agreement to the contrary, this Agreement shall, automatically and without further action by the parties hereto being required, have no effect, and neither party shall have any liability or obligation hereunder, in the event that the Stock Purchase Agreement is terminated.

         (B) Upon the commencement of this Agreement as set forth above, and notwithstanding the three (3) year term provided in provision (A) of this
Section I, the term of employment of the Executive under this Agreement shall be subject to earlier termination by:

                  (1) the determination of disability of the Executive pursuant to Section IV; or

                  (2) the dismissal of the Executive from his position as Chief Operating Officer pursuant to resolution by the Board, or failure or refusal of the Board to re-elect the Executive to the position of Chief Operating Officer; or

                  (3)      the death of the Executive;

         provided, however, that

                           (i)      in   the    event   of    termination    for
                  determination  of disability  pursuant to Paragraph (1) above,
                  Section IV shall apply;

                           (ii) in the event of termination pursuant to Paragraph (2) above for "Proper Cause" (as defined in Section V(A)), Section V(B) shall apply;



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                           (iii)    in the  event  of  termination  pursuant  to
                  Paragraph  (2) above  without  "Proper  Cause" (as  defined in
                  Section V(A)), Section VI shall apply; and

                           (iv) in the event of termination due to the death of the Executive pursuant to Paragraph (3) above, Section VII shall apply.

II.      Services To Be Rendered.

         The Company agrees to employ the Executive as the Chief Operating Officer of the Company, subject to the terms, conditions and provisions of this Agreement, and the Executive hereby accepts such employment. The Executive shall report to and be subject to the direction of the Board. The Executive agrees that his employment as Chief Operating Officer of the Company pursuant to this Agreement is a full time position. Notwithstanding the foregoing, the Executive may devote a reasonable amount of his time to serving as an officer and director of other companies affiliated with the Company; to his personal investments and business affairs, including service as a director of unaffiliated companies; and to civic, political and charitable activities; provided however, the Executive shall not accept any position as a director of any unaffiliated for-profit business organization, other than positions presently held by him, without prior approval of the Board (which approval will not be unreasonably withheld).

III.     Compensation.

         In consideration for the services rendered to the Company under this Agreement, the Company shall pay and provide to the Executive the following compensation and benefits:

         (A)      Salary.

         The Company shall pay the Executive an annual base salary of $350,000.00, payable in twelve (12) equal monthly installments on the last business day of each calendar month. This annual base salary shall be reviewed annually by the Compensation Committee of the Board (the "Compensation Committee") to consider appropriate increases, but in no event shall the amount of the base salary be reduced.

         (B)      Annual Incentive Bonus.

         In  addition  to the  base  salary  to be paid to the  Executive  under
Section III(A), the Executive may also be entitled to an annual incentive bonus as established and modified, from time to time, by the Compensation Committee.

         (C)      Ancillary Benefits.

         The Executive shall also be entitled to vacations, participation in the Company's Profit Sharing Savings Plan (401K) and Supplemental Executive Retirement Plan, sick leave benefits, post-retirement benefit plan, and all other ancillary benefits provided by the Company, including, but not limited to, group life, health and disability insurance coverages, consistent with the compensation policies and practices of the Company from time to time prevailing with respect to persons who are executive officers of the Company.

         (D) The Executive shall receive such stock option awards each year as determined by the Compensation Committee in its sole discretion.


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

IV.      Disability.

         (A) The term of employment of the Executive may be terminated at the election of the Company upon a determination by the Board, made based upon a qualified medical opinion, that the Executive will be unable, by reason of physical or mental incapacity, to perform the reasonably expected or customary duties of Chief Operating Officer of the Company on a full-time basis for a period longer than three (3) consecutive months or more than six (6) months in any consecutive twelve (12)-month period. In the exercise of its determination, the Board shall give due consideration to the opinion of the Executive's personal physician or physicians and to the opinion of any physician or physicians selected by the Board for these purposes. If the Executive's personal physician disagrees with the physician retained by the Company, the Board will retain an impartial physician selected by the Executive's personal physician and the Company's physician and the opinion of the impartial physician shall be binding upon the Company and the Executive. The Executive shall submit to examination by any physician or physicians so selected by the Board, and shall otherwise cooperate with the Board in making the determination contemplated hereunder, such cooperation to include, without limitation, consenting to the release of information by any such physician(s) to the Board.

         (B) In the event of such termination for disability, the Company shall thereupon be relieved of its obligations to pay any compensation and benefits under Section III, except for accrued and unpaid items, but shall, in addition, pay to the Executive such disability compensation as set forth in any disability plan established by the Company for its executive officers.

V.       Termination For Proper Cause.

         (A) The occurrence of any of the following events shall constitute "Proper Cause" for termination of the employment of the Executive under this Agreement, at the election of the Board:

                  (1) the Executive shall voluntarily resign as a director, officer or employee of the Company or any of its affiliates without the written consent of the Board;

                  (2) the Executive shall breach this Agreement in any material respect and fail to cure such breach within sixty (60) calendar days after receiving written notice of such breach from the Company;

                  (3) the commission of a fraud, or other criminal act, by the Executive directly involving the Company or any of its affiliates which would constitute a felony if prosecuted under criminal law; or

                  (4) the Executive fails to resign from the Board upon the terms and conditions of Section 2.5(b) of the Voting and Standstill Agreement (as defined in the Stock Purchase Agreement);

                  provided, however, the inability of the Executive to achieve favorable results of operations shall clearly not be deemed Proper Cause for termination hereunder.

         (B) In the event of termination of the Executive's employment pursuant to Section I(B)(2) for Proper Cause, the Company shall thereupon be relieved of its obligations to pay any compensation and benefits under Section III, except for accrued and unpaid items.


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

VI.      Termination Without Proper Cause.

         (A)      In the  event of  termination  of the  Executive  pursuant  to
Section I(B)(2) without Proper Cause (as defined in Section V(A) above), the Company shall thereafter be and remain obligated to pay to the Executive (or his estate or designated beneficiary), on a prorated basis if such termination is mid-month or mid-year, the compensation and benefits provided under Section III(A) and III(B) and such benefits under III(C) as are payable to a terminated employee until expiration of the three (3) year term of employment established by Section I(A). In the event of a dispute as to whether the Executive was terminated for or without "Proper Cause," or regarding the amount of compensation the Executive is entitled to receive under this Section VI, the Company shall be obligated to continue to pay to the Executive (or his estate or designated beneficiary) all of the compensation and benefits reserved under
Section III until the dispute is resolved by an arbitrator pursuant to Section XVIII hereof.

         (B) For purposes of calculating the annual incentive bonus payable under Section III(B), for the remainder of the term of this Agreement, the Company shall make to the Executive (or his estate or designated beneficiary) an annual (prorated on a calendar year basis for any partial year) payment equal to the greater of the (i) highest annual incentive bonus payment received by Executive pursuant to Section III(B) during the term of this Agreement, or (ii) fifty percent (50%) of his annual base salary.

VII.     Death.

         In the event of termination of the Executive's  employment  pursuant to
Section I(B)(3) above, the Company shall pay the Executive's estate or designated beneficiary such death benefits as may be set forth in any life insurance plan established by the Company for its executive officers, and shall have no further obligation hereunder thereafter.

VIII.    Confidentiality.

         For purposes of this Agreement, "Confidential Information" shall mean any information of a proprietary or confidential nature and trade secrets of the Company and its affiliates relating to the business of the Company and its affiliates that have not previously been publicly released by duly authorized representatives of the Company. The Executive agrees to regard and preserve as confidential all Confidential Information pertaining to the Company's business that has been or may be obtained by the Executive in the course of his employment with the Company, whether he has such information in his memory or in writing or other physical form. The Executive shall not, without written authority from the Company to do so, use for his personal benefit or his personal purposes, unrelated to business of the Company, nor disclose to others, either during the term of his employment hereunder or for three (3) years thereafter, except as required by the conditions of his employment hereunder, any Confidential Information of the Company. This provision shall not apply after the Confidential Information has been voluntarily disclosed to the public by a duly authorized representative of the Company, independently developed and disclosed by others, or otherwise enters the public domain through lawful means.

IX.      Removal Of Documents Or Objects.

         The Executive agrees not to remove from the premises of the Company, except as an employee of the Company in pursuit of the business of the Company or any of its affiliates, or except as specifically permitted in writing by the Company, any document or object containing or reflecting any Confidential


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Information  of the Company.  The  Executive  recognizes  that all  documents or material containing Confidential Information developed by him or by someone else in the course of employment by the Company, are the exclusive property of the Company.

X.       Nonpiracy Covenants.

         (A) For the purpose of this Agreement, the following terms shall have the following meanings:

                  (1) "Customers" shall be limited to those customers of the Company or its affiliates for whom there is an insurance policy or bond in force or to or for whom the Company or its affiliates are rendering services as of the date of termination of the Executive's employment;

                  (2) "Affiliates of the Company" shall mean each of the direct and indirect subsidiary corporations of Hilb, Rogal and Hamilton Company as of the date of termination of the Executive's employment;

                  (3)      "Prohibited  Services"  shall  mean  services  in the
         fields of insurance performed by the Company or its affiliates, their agents or employees, and services in any other business engaged in by the Company or its affiliates on the date of termination of the Executive's employment. "Fields of Insurance" does not include title insurance, but does include all lines of insurance sold by the Company or its affiliates, including, without limitation, property and casualty, life, group, accident, health, disability, and annuities, and premium financing related thereto;

                  (4) "Prospective Customers" shall be limited to those persons and entities known by the Executive to have been solicited for business with respect to any Prohibited Service within the twelve (12) month period preceding the date of termination of the Executive's employment, and with or from whom, within the twelve (12) month period preceding the date of termination of the Executive's employment, someone acting on behalf of the Company or its affiliates either had met for the purpose of offering any Prohibited Service or had received a written response to an earlier solicitation to provide a Prohibited Service; and

                  (5)      "Restricted  Period"  shall  mean the period of three
         (3) years immediately following the date of termination of the Executive's employment.

         (B) The Executive recognizes that over a period of many years the Company has developed, at considerable expense, relationships with, and knowledge about, Customers and Prospective Customers which constitute a major part of the value of the Company. During the course of his employment by the Company, the Executive will have substantial contact with, and/or obtain substantial knowledge about, these Customers and Prospective Customers. In order to protect the value of the Company's business, the Executive covenants and agrees that, in the event of the termination of his employment, but only if said termination is voluntary or for Proper Cause, he shall not, directly or indirectly, for his own account or for the account of any other person or entity, as an owner, stockholder, director, employee, partner, agent, broker, consultant or other participant during the Restricted Period:

                  (1) solicit a Customer for the purpose of providing Prohibited Services to such Customer;


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

                  (2) accept an invitation from a Customer for the purpose of providing Prohibited Services to such Customer;

                  (3) solicit a Prospective Customer for the purpose of providing Prohibited Services to such Prospective Customer; and

                  (4) accept an invitation from a Prospective Customer for the purpose of providing Prohibited Services to such Prospective Customer.

         Subsections (1), (2), (3), and (4) are separate and divisible covenants; if for any reason any one covenant is held to be illegal, invalid or unenforceable, in whole or in part, the remaining covenants shall remain valid and enforceable and shall not be affected thereby. Further, the periods and scope of the restrictions set forth in any such subsection shall be reduced by the minimum amount necessary to reform such subsection to the maximum level of enforcement permitted to the Company by the law governing this Agreement. Additionally, the Executive agrees that no separate geographic limitation is needed for the foregoing nonpiracy covenants as such are not a prohibition on the Executive's employment in the insurance agency business and are already limited to only those entities which are included within the definition of "Customer" and "Prospective Customer."

XI.      Nonraiding of Employees.

         The Executive covenants that during his employment hereunder and the Restricted Period specified in Section X hereof, but only if said termination is voluntary or for Proper Cause, he will not solicit, induce or encourage for the purposes of employing or offering employment to any individuals who, as of the date of termination of the Executive's employment, are employees of the Company or its affiliates, nor will he directly or indirectly solicit, induce or encourage any of the Company's or its affiliates' employees to seek employment with any other business, whether or not the Executive is then affiliated with such business.

XII.     Noncompetition Covenant.

         The Executive agrees that, for the five (5) year period immediately following the closing of the Stock Purchase Agreement, but only if the Executive's termination of employment is voluntary or for Proper Cause, without the prior written consent of the Company, the Executive shall not, directly or indirectly through a corporation, partnership, limited liability company, consulting arrangement or any other form of business entity, in any capacity, engage in or have any interest in whatsoever, the Prohibited Services (other than ownership of less than three percent (3%) of the outstanding capital stock of a publicly traded company) within a twenty-five (25) mile radius of any office of American Phoenix Corporation. The Executive acknowledges that the Company and its affiliates will be irrevocably damaged if all of the provisions of this Section XII are not specifically enforced. Accordingly, the Executive agrees that, in addition to any other relief to which the Company and its affiliates may be entitled, the Company and its affiliates will be entitled to seek and obtain injunctive relief in accordance with the arbitration provisions of Section XVII below for the purpose of restraining the Executive from any actual or threatened breach of this Section XII. The Executive agrees that all of the covenants contained in this Section XII are reasonably necessary to protect the legitimate interests of the Company, are reasonable with respect to time and territory and do not interfere with the interests of the public and that the descriptions of the covenants contained in this Section XII are sufficiently accurate and definite to inform the Executive of the scope of the covenants. The Executive agrees that the consideration to be received by the Executive hereunder and under the Stock Purchase Agreement will be full, fair and adequate to support the obligations of the Executive hereunder.


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

XIII.    Remedies Upon Employee Breach of Agreement.

         (A) If the Executive materially breaches any provision of this Agreement and fails to cure any such material breach within thirty (30) days after written notice of said material breach is received from the Company, the Company reserves the right to avail itself of any reasonable remedy available to it at law or in equity; provided that, such thirty (30)-day notice period shall not be required under a breach by the Executive of Section XII hereof. Further, if the Executive fails to cure any such material breach after thirty (30) days (except with respect to Section XII) from receipt of written notice of the material breach, the Company may, at its sole option, employ reasonable disciplinary procedures against the Executive for any material breach, up to and including discharge. The Executive acknowledges and agrees that the Company shall be entitled to injunctive relief against the Executive for any material violation by the Executive of Sections VIII, IX, X, XI, or XII of this Agreement. The Executive agrees that the foregoing remedies shall be cumulative and not exclusive, shall not be waived by any partial exercise or nonexercise thereof and shall be in addition to any other remedies available to the Company at law or in equity.

         (B) Notwithstanding the foregoing, if the Executive materially breaches Section X of this Agreement, the Company may, at its sole option, seek liquidated damages with respect to each Customer or Prospective Customer procured by or through the Executive, directly or indirectly, in violation of
Section X of this Agreement (with such Customers being hereafter referred to as "Lost Customers" and with such Prospective Customers being hereafter referred to as "Lost Prospects"). The Executive acknowledges that it would be difficult to calculate damages incurred by the Company in the event of such a material breach and that the following liquidated damages clause, when so elected by the Company, is necessary and reasonable for the protection of the Executive. The Company agrees that, if it elects to exercise the liquidated damages provision with respect to a Lost Customer or Lost Prospect, it shall not seek an injunction with respect thereto if the Executive pays such liquidated damages. The Executive also acknowledges that the Company may or may not choose to exercise this liquidated damages provision and that the Company may, at its sole option, seek injunctive relief with respect to some Lost Customers and Lost
Prospects and liquidated damages with respect to other Lost Customers and Lost Prospects. Finally, the Executive acknowledges that he has no right whatsoever to force the Company to exercise this liquidated damages provision, and that such choice remains entirely the Company's. Liquidated damages shall be calculated as follows:

                  (1) A Lost Customer shall be valued at 150% of the gross revenue to the Company in the most recent twelve (12) month period preceding the date of loss of such account. If such Lost Customer had not been a Customer of the Company for an entire twelve (12) month period, such liquidated damages shall be 150% of the gross revenue which would have been, in the absence of a material breach by the Executive, realized by the Company in the initial twelve (12) month period of such Customer being served by the Company. A Lost Prospect shall be valued at 150% of the gross revenue realized in the initial twelve (12) month period of such Lost Prospect being served by any one or more persons or entities receiving such revenue as a direct result of the Executive's material breach.

                  (2) The Executive acknowledges that the foregoing damage amounts are fair and reasonable, that an industry rule of thumb for the valuation of any agency is 150% of revenue and that, on the margin, selected accounts may be worth much more than 150% of their annual revenue to an agency.



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


         (C) The Executive shall pay such liquidated damages to the Company within ninety (90) calendar days after a final order is entered by an arbitrator and received by the Executive ordering the Executive to make such payment. Thereafter, such liquidated damages shall bear interest at the prime rate of interest in effect at NationsBank, N.A. The Executive acknowledges that a broker of record letter granted during the Restricted Period, if applicable, by a Customer or Prospective Customer in favor of the Executive or any person or entity with whom or which the Executive is directly affiliated shall be prima facie evidence of violations of Sections X and XII (if applicable) of this Agreement and establishes a rebuttable presumption in favor of the Company that Sections X and XII (if applicable) of this Agreement have been violated by the Executive. Further, the Executive acknowledges that if the Restricted Period is applicable to him, he has an affirmative duty to inform such Customer or Prospective Customer that he cannot accept its business until after the Restricted Period and that he must minimize all contact with such Customer or Prospective Customer.

XIV.     Tolling of Restrictive Covenants During Violation.

         If a material breach by the Executive of any of the restrictive covenants of this Agreement occurs, the Executive agrees that the restrictive period of each such covenant so materially violated shall be extended by a period of time equal to the period of such material violation by the Executive. It is the intent of this Section that the running of the restricted period of a restrictive covenant shall be tolled during any period of material violation of such covenant so that the Company shall get the full and reasonable protection for which it contracted and so that the Executive may not profit by his material breach.

XV.      Notices.

         All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid:

         (A)      If to the Company, to it at the following address:

                  4235 Innslake Drive
                  Glen Allen, Virginia  23060
                  Attn:  Chairman of the Board

         (B)      If to the Executive, to him at the following address:

                  1450 Lakeview Drive
                  Deland, Florida  32720

or to such other place as either party shall have specified by notice in writing to the other. A copy of any notice or other communication given under this Agreement shall also be sent to the Secretary and the Treasurer of the Company addressed to such officers at the then principal office of the Company.

XVI.     Governmental Regulation.

         Nothing contained in this Agreement shall be construed so as to require commission of any act contrary to law and whenever there is any conflict between any provision of this Agreement and any statute, law, ordinance, order or regulation, the latter shall prevail, but in such event any such provision of


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

this Agreement shall be curtailed and limited only to the extent necessary to bring it within the legal requirements.

XVII.    Arbitration.

         Any dispute or controversy as to the interpretation, construction, application or enforcement of, or otherwise arising under or in connection with this Agreement, shall be submitted at the request of either party hereto for mandatory, final and binding arbitration in the City of Richmond, Virginia, in accordance with the commercial arbitration rules then prevailing of the American Arbitration Association. The Company and Executive waive the right to submit any controversy or dispute to a court and/or a jury. The arbitrator shall have the authority to grant any equitable, including, without limitation, injunctive relief, and any other legal remedies that would be available in any judicial proceeding, and any award rendered therein shall be final and binding on each of the parties hereto and their heirs, executors, administrators, successors and assigns and judgment may be entered thereon in any court having jurisdiction. The prevailing party in any such arbitration shall be entitled to an award by the arbitrator of all reasonable attorneys' fees and expenses incurred in connection with the arbitration. The arbitration provisions of this Agreement shall survive any termination or expiration of this Agreement.

XVIII.   Indemnification by the Company.

         The Company shall defend, indemnify and hold harmless the Executive against any and all claims, causes of actions, damages and expenses (including all legal fees and expenses) in any threatened, pending or completed action arising out of or relating in any way to action or conduct by the Executive by reason of the fact that he was a representative of the Company or was serving at the request of the Company or acts or conduct within the course of his employment pursuant to this Agreement or in his capacity as a director of the Company. If the Company contends that any action or conduct by the Executive was not within the course of his employment or is otherwise not subject to this provision, the Company shall pay to the Executive all defense costs and expenses to defend such an action and shall only be entitled to reimbursement of such fees and expenses if after a final adjudication, including all available appeals, there is a holding that the Executive was not entitled to the defense and indemnification under this provision.

IX.      Governing Law.

         This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

XX.      Severability.

         Should an arbitrator declare any provision of this Agreement to be invalid, such declaration shall not affect the validity of the remaining portion of any such provision or the validity of any other term or provision of this Agreement as a whole or any part thereof, other than the specific portion declared to be invalid.

XXI.     Headings.

         The headings to the Sections and Paragraphs of this Agreement are for convenience of reference only and in case of any conflict, the text of this Agreement, rather than the headings, shall control.

XXII.    Successors and Assigns.

         This Agreement is binding upon and shall inure to the benefit of the successors and assigns of the Company and the heirs, executors and legal representatives of the Executive.

XXIII.   Entire Agreement.

         This Agreement and the Stock Purchase Agreement contain the entire understanding of the parties with respect to the subject matter contained herein and supersedes all prior agreements, arrangements and understandings relating to the subject matter and may only be amended by a written agreement signed by the parties hereto or their duly authorized representatives.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



WITNESS:

/s/ Theodore L. Chandler, Jr.               /s/ Martin L. Vaughan, III
------------------------------------        ------------------------------------
                                                   Martin L. Vaughan, III


ATTEST:                                     HILB, ROGAL and HAMILTON
                                            COMPANY

/s/ Theodore L. Chandler, Jr.               By: /s/ Andrew L. Rogal
------------------------------------            --------------------------------
                                                  Andrew L. Rogal
                                            Its:  President and Chief Executive
                                                  Officer



                                      -10-